As filed with the Securities and Exchange Commission on August 19, 2019

Registration No. 333-213979

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENN VIRGINIA CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	23-1184320
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16285 Park Ten Place, Suite 500

Houston, Texas 77084

(Address of Principal Executive Offices, including Zip Code)

PENN VIRGINIA CORPORATION 2016 MANAGEMENT INCENTIVE PLAN

PENN VIRGINIA CORPORATION 2019 MANAGEMENT INCENTIVE PLAN

(Full title of the Plans)

Katherine J. Ryan

Vice President, Chief Legal Counsel & Corporate Secretary

Penn Virginia Corporation

16285 Park Ten Place, Suite 500

Houston, TX 77084

(Name and address of agent for service)

(713) 722-6677

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

Penn Virginia Corporation (the “Registrant” or “we”) registered, pursuant to a Registration Statement on Form S-8 filed on October 5, 2016 (Registration No. 333-213979) (the “Registration Statement”), the offer and sale of up to 749,600 shares of our Common Stock, par value $0.01 per share (“Common Stock”), under the Penn Virginia Corporation 2016 Management Incentive Plan (the “2016 Plan”).

Our board of directors approved the Penn Virginia Corporation 2019 Management Incentive Plan (the “2019 Plan”) on June 17, 2019 and such plan was subsequently approved by our stockholders on July 31, 2019. Pursuant to the terms of the 2019 Plan, the following shares of Common Stock are among the shares that will be issuable under the 2019 Plan: (i) any shares of Common Stock that remain available for grant under the 2016 Plan as of July 31, 2019 and (ii) any shares of Common Stock subject to outstanding awards under the 2016 Plan as of July 31, 2019 that on or after such date are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash (the preceding (i) and (ii), the “2016 Plan Shares”).

Pursuant to the undertakings in Item 9 of the Registration Statement, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to provide that such registration statement shall also cover the 634,339 shares of Common Stock that constitute the 2016 Plan Shares and that that shall become issuable under the 2019 Plan as described above.

EXHIBIT INDEX

Exhibit No.	Description

5.2	Opinion of Gibson, Dunn & Crutcher LLP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 19th day of August, 2019.

PENN VIRGINIA CORPORATION

By:	/s/ KATHERINE J. RYAN
Name:	Katherine J. Ryan
Title:	Vice President, Chief Legal Counsel & Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.